UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2012 (December 12, 2012)

AmREIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35609	20-8857707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000, Houston, Texas		77046
(Address of Principal Executive Offices)		(Zip Code)

(713) 850-1400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 12, 2012, AmREIT, Inc. (the “Company”), through its wholly-owned subsidiaries, AmREIT Preston Royal, LP, a Texas limited partnership, and AmREIT Preston Royal NEC, LP, a Texas limited partnership, completed the acquisition of Preston Royal Village Shopping Center (“Preston and Royal”), a retail shopping center containing approximately 230,000 square feet of gross leasable area, from Preston Royal Realty Company for a total of $66.9 million, including closing costs and prorations. The Company funded the purchase through funds drawn against its existing credit facility, cash on hand and mortgage financing on the property from Transamerica Financial Life Insurance Company.

The property is located at the northwest and northeast corners of the intersection of Preston Road and Royal Lane in Dallas, Texas and is comprised of a fee simple interest in the northwest corner portion and a ground leasehold interest in the northeast corner portion, with 27 years remaining on the ground lease. The property is currently 97.3% leased with major tenants including Tom Thumb, Barnes & Noble and Chico’s.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On December 12, 2012, in connection with the Preston and Royal acquisition, the Company, through AmREIT Preston Royal, LP (the “Borrower”), entered into a secured $23.4 million mortgage with Transamerica Financial Life Insurance Company (the “Lender”) as the lender. The loan funded the purchase of the northwest corner of Preston and Royal. The Loan is evidenced by a promissory note issued by the Borrower and payable to the order of the Lender (the “Note”).

The Note matures on January 1, 2020, bears interest at a rate of 3.21% per annum and accrues interest based on twelve thirty-day months. If there is an event of default, at the Lender’s option, the Note will bear interest at a rate of 18% per annum and certain accrued interest will be payable upon demand. After the first twelve months of the term of the Note, the Borrower may voluntarily prepay the Loan in full but not in part. Unless the prepayment is made within ninety days of the maturity date or as a result of the Lender’s election to apply insurance or condemnation proceeds to the principal balance of the Note, the Borrower must pay a premium equal to the greater of one percent of the prepayment amount and the amount by which the present value of the loan payments on the prepaid indebtedness exceeds the prepaid amount.

The Loan is secured by a first-priority lien on the northwest corner of Preston and Royal and an assignment of the leases and rents on the same portion of Preston and Royal. The Loan is non-recourse to the Borrower and the Company except that the Company has conditionally guaranteed the full amount of the Loan in the event the Lender suffers liability from certain acts of the Borrower such as fraud and intentional misrepresentations, has guaranteed certain carve out losses incurred by the Lender and has indemnified the Lender against damages suffered as a result of certain environmental matters. The Note, deed of trust and guaranty contain customary representations and warranties, affirmative covenants and events of default, including defaults in the payment of principal or interest, defaults in compliance with the documents evidencing the loan, and bankruptcy or other insolvency events. Additionally, the Company covenants that certain changes in its executive management team will not occur unless the Lender otherwise agrees or the departing executive management team member is replaced within 180 days of such departure.

Item 7.01.	Regulation FD Disclosure.

On December 17, 2012, the Company issued a press release announcing the acquisition of Preston and Royal. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be deemed to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits

(a)      Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this item will be filed by amendment no later than 71 days after the date on which this initial Current Report on Form 8-K is required to be filed.

(b)      Pro Forma Financial Information.

The pro forma financial information that are required to be filed pursuant to this item will be filed by amendment no later than 71 days after the date on which this initial Current Report on Form 8-K is required to be filed.

(d)      Exhibits.

Exhibit No.	Description
99.1	AmREIT, Inc. Press Release dated December 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmREIT, Inc.

Date: December 17, 2012
	By:	/s/ Chad C. Braun
Chad C. Braun Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

EXHIBIT INDEX

99.1	AmREIT, Inc. Press Release dated December 17, 2012.